Exhibit 99.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE
RECORD HOLDERS
UWM HOLDINGS CORPORATION
Subscription rights to Purchase Shares of Common
Stock Offered Pursuant to Subscription rights
Distributed to Stockholders of UWM Holdings Corporation
October 5, 2026
Dear Stockholder:
This notice is being distributed by UWM Holdings Corporation, a Delaware corporation (the “Company”), to all holders of record of shares of its Class A common stock, par value $0.0001 per share (the “Class A common stock”), as of 5:00 p.m. Eastern Time on October 2, 2026 (the “record date”), in connection with the distribution in a rights offering (the “rights offering”) of transferable subscription rights (the “rights”) to purchase shares of Class A common stock. The rights are described in the Company’s Prospectus Supplement, dated September 29, 2026 (together with the accompanying prospectus, the “Prospectus”).
In the rights offering, the Company is offering up to an aggregate 200,000,000 shares of its Class A common stock pursuant to the Prospectus. The rights will expire, if not exercised, by 5:00 p.m. Eastern Time on November 12, 2026 (the “expiration date”), unless extended by the Company with the consent of the Backstop Purchasers (as defined in the Prospectus).
As described in the accompanying Prospectus, you will receive one right for every share of Class A common stock owned of record as of 5:00 p.m. Eastern Time on the record date.
Each right allows the holder thereof to purchase 0.57 shares offered at a subscription price per share (the “subscription price”) equal to the greater of: (i) $2.00; and (ii) 85% of the volume-weighted average price per share of Class A common stock during the ten (10) consecutive trading days ending on the third trading day immediately prior to the expiration of the rights offering (the “basic subscription right”).
In addition, rights holders who fully exercise their basic subscription right will be entitled to subscribe for additional shares of Class A common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription right”). The over-subscription right allows a rights holder to subscribe for additional shares of Class A common stock at the subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the number of shares of Class A common stock that you and the other rights holders have subscribed for under the over-subscription right. Holders may exercise such holder’s over-subscription right only if such holder exercised its basic subscription right in full and other holders of rights do not exercise their basic subscription rights in full. If there are not enough shares of Class A common stock to satisfy all subscriptions made under the over-subscription right, the Company will allocate the remaining shares of Class A common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. For purposes of determining if a holder has fully exercised its basic subscription right, the Company will consider only the basic subscription right held by such holder in the same capacity. See “The Rights Offering-Basic Subscription Rights and Over-Subscription Rights” in the Prospectus.
Any excess payments received by the subscription agent will be returned, without interest or deduction, promptly following the expiration of the rights offering. The rights are evidenced by rights certificates (the “rights certificates”). The rights are transferable until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of the rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date).
Enclosed are copies of the following documents:
(1)Prospectus;
(2)Subscription Rights Certificate;
(3)Instructions as to the Use of UWM Holdings Corporation Subscription Rights Certificates; and
(4)Notice of Guaranteed Delivery.
Your prompt action is requested. To exercise your rights, you should properly complete and sign the rights certificate and forward it, with payment of the subscription price in full for each share of Class A common stock subscribed for pursuant to the basic subscription right and the over-subscription right, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the rights certificate with payment of the subscription price on or prior to 5:00 p.m. Eastern Time on the expiration date. All payments of the subscription price must be made in United States dollars for the full number of shares of Class A common stock for which you are subscribing by personal check drawn upon a United States bank payable to Equiniti Trust Company, LLC as subscription agent. Failure to return the properly completed rights certificate with the correct payment will result in your not being able to exercise the rights held in your name on behalf of yourself or other beneficial owners.
Additional copies of the enclosed materials may be obtained from the information agent, D.F. King & Co., Inc. The information agent’s toll-free telephone number is (866) 406-2284 and their email is uwmc@dfking.com.

Very truly yours,

UWM HOLDINGS CORPORATION